UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2011

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 17, 2011, through American Realty Capital Operating Partnership, L.P., a Delaware limited partnership, American Realty Capital Trust, Inc. (the “Company”) entered into a credit agreement with RBS Citizens Bank to obtain an unsecured revolving credit facility in the amount of $115,000,000.  RBS Citizens Bank has committed to hold $50,000,000 of the $115,000,000 credit facility on its balance sheet and has syndicated the remaining $65,000,000 to Goldman Sachs & Co.

The credit facility may be increased to $250,000,000 and has a term of 36 months. The credit facility will bear interest at a floating rate based on the Company’s corporate leverage ratio.  As the Company’s current corporate leverage ratio is below 40.0%, the credit facility will bear interest at approximately 2.25%.  The credit facility is interest only.

In the event of a default, RBS Citizen’s Bank has the right to terminate its obligations under the credit agreement, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans.

The material terms of the credit agreement and related note are qualified in their entirety by the credit agreement and note attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01   Other Events

On August 18, 2011, the Company issued a press release announcing its entry into the credit agreement with RBS Citizens Bank described above under Item 2.01.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

10.1	Credit Agreement dated as of August 17, 2011 between American Realty Capital Operating Partnership, L.P. and RBS Citizens Bank.

10.2	Note dated as of August 17, 2011 between American Realty Capital Operating Partnership, L.P. and RBS Citizens Bank.
99.1	Press Release dated August 18, 2011 issued by American Realty Capital Trust, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: August 19, 2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors